Exhibit 10.1

THIRD AMENDED AND RESTATED LOAN AGREEMENT
Between
STELLAR BANCORP, INC.                FROST BANK
9 Greenway Plaza, Suite 110                P.O. Box 1600
Houston, Texas 77046    and            San Antonio, Texas 78296
THIS THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of December 13, 2022, will serve to set forth the terms of the financing transaction by and between STELLAR BANCORP, INC., a Texas corporation (f/k/a CBTX, Inc. (“CBTX”)) (“Borrower”), and FROST BANK, a Texas state bank (“Lender”).
RECITALS:
    WHEREAS, on or about December 13, 2017, Lender made available to Borrower a revolving line of credit in the original principal amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) (the “Revolving Credit Commitment”), as evidenced by that certain Revolving Promissory Note dated December 13, 2017 (the “Original Note”), made by Borrower and payable to the order of Lender, and as further evidenced by that certain Loan Agreement dated of even date with the Original Note (the “Original Loan Agreement”), by and between Borrower and Lender, and as secured by that certain Pledge and Security Agreement dated of even date with the Original Note (the “Original Pledge Agreement”), by and between Borrower and Lender, pursuant to which Borrower pledged as collateral security for the payment and performance of the Obligations, all of Borrower’s right, title and interest in and to 100% of the issued and outstanding shares of capital stock of COMMUNITYBANK OF TEXAS, N.A., a national banking association;
    WHEREAS, on or about December 13, 2018, Lender modified, extended and renewed the Revolving Credit Commitment, as evidenced by that certain Revolving Promissory Note dated December 13, 2018 (the “First Renewal Note”), by Borrower and payable to the order of Lender, and as further evidenced by that certain Amended and Restated Loan Agreement dated of even date with the First Renewal Note (the “First Amended Loan Agreement”), by and between Borrower and Lender;
    WHEREAS, on or about December 13, 2019, Lender further modified, extended and renewed the Revolving Credit Commitment, as evidenced by that certain Revolving Promissory Note dated December 13, 2019 (the “Second Renewal Note”), by Borrower and payable to the order of Lender, and as further evidenced by that certain Second Amended and Restated Loan Agreement dated of even date with the Second Renewal Note (the “Second Amended Loan Agreement”), by and between Borrower and Lender;
    WHEREAS, on or about December 13, 2021, Lender further modified, extended and renewed the Revolving Credit Commitment, as evidenced by that certain Revolving Promissory Note dated December 13, 2021 (the “Third Renewal Note”), by Borrower and payable to the order of Lender, and as further evidenced by that certain First Amendment to Second Amended and Restated Loan Agreement (the “First Amendment to Second Amended Loan Agreement”), by and between Borrower and Lender;
    WHEREAS, on or about November 17, 2022, Lender further modified the Revolving Credit Commitment, as evidenced by (i) that certain Modification Agreement dated November 17, 2022 (the “Modification Agreement”), by and between Borrower and Lender; and (ii) that certain Amended and Restated Pledge and Security Agreement dated of even date with the

Modification Agreement (the “Amended Pledge Agreement”), by and between Borrower and Lender;
    WHEREAS, Borrower has requested that Lender modify, renew and extend the Revolving Commitment to, among other things, (i) increase the maximum principal amount of the Revolving Credit Commitment to $75,000,000.00; and (ii) extend the Maturity Date (as defined below) to December 13, 2023; and
    WHEREAS, Lender has agreed to modify, renew and extend the Revolving Credit Commitment on the terms and subject to the conditions set forth below.
    NOW, THEREFORE, subject to all terms, conditions and covenants hereinafter set forth and in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
    1.1    Definitions. The terms defined in this ARTICLE I (except as otherwise expressly provided in this Agreement) for all purposes shall have the following meanings:
    “Average Assets” means the average of the assets most recently reported by a bank or bank holding company to its regulatory authorities calculated in accordance with regulatory accounting principles consistently applied.
    “Bank” means ALLEGIANCE BANK, a Texas state bank and successor by merger to CommunityBank of Texas, N.A., with its principal place of business is 9 Greenway Plaza, Suite 110, Houston, Texas 77046 (and any other name or names under which it operates, including, without limitation, Stellar Bank), and all other banks and financial institutions whether chartered by the federal government or any state, which are acquired after the Closing Date by Borrower or its Subsidiaries.
    “Business Day” means any weekday on which Lender is open for transaction of its general banking business.
    “Call Report” means (i) with respect to the Bank, the Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only - FFIEC 041; and (ii) with respect to Borrower, the Consolidated Financial Reports for Holding Companies-FR Y9C.
“Closing Date” means the date this Agreement is executed by all parties hereto, which shall be the day and year first written above unless otherwise indicated. The closing shall take place at such place as the parties may mutually agree.
“EBITDA” means the Net Income before taxes, interest expense, depreciation, depletion, obsolescence and amortization of property (including goodwill and other intangibles), excluding extraordinary gains and extraordinary losses approved in writing by Lender, all determined in accordance with GAAP.
“Equity Capital” means the sum of (i) preferred stock; (ii) common stock; (iii) capital surplus; (iv) retained earnings; and (v) accumulated other comprehensive income, all as determined by regulatory accounting principles consistently applied.

    “Event of Default” means any event specified in Section 6.1 of this Agreement, provided that any requirement in connection with such event for the giving of notice or lapse of time or any other condition has been satisfied.
    “Fed Funds” means overnight borrowings between the Bank and other financial institutions maintaining funds at the Federal Reserve Banks.
“FHLB” means the Federal Home Loan Bank of Dallas.
“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.
    “Highest Lawful Rate” means the maximum rate of nonusurious interest allowed from time to time by Law. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Loan. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Loan, the “weekly ceiling” specified in such article is the applicable ceiling; provided, that, if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply.
    “Law” and “Laws” means all statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of the United States, any state or commonwealth, any municipality or Tribunal.
    “Loan Documents” means this Agreement, the Note, Amended Pledge Agreement, the Modification Agreement and all other documents, instruments and agreements evidencing, securing or otherwise executed in connection with the Revolving Credit Commitment, and any future amendments, restatements, modifications, ratifications, confirmations, extensions or supplements hereto or thereto.
“Managerial Official” means, with respect to any Person, an officer or governing Person of such Person.
“Material Adverse Change” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, prospects, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Obligated Party of any Loan Document to which it is a party or the rights of Lender under any Loan Document; or (iv) a material restatement or revision of a previously submitted financial statement pursuant to an audit.
“Maturity Date” has the meaning set forth in the Note.
“Net Income” means that amount of income remaining after deducting expenses (including provision for loan and lease losses) and payments of all taxes incurred on said income and after deducting securities transactions, all as calculated in accordance with GAAP.

“Non-Performing Assets” means loans on nonaccrual, loans on which the interest rate has been reduced other than to reflect the then prevailing market interest rates, or reduced pursuant to their expressed terms, loans which have been past due for ninety (90) days or more (specifically excluding all performing bankruptcy mortgages) and one hundred percent (100%) of Other Real Estate.
“Note” means that certain Revolving Promissory Note dated of even date herewith, evidencing the Loan, by Borrower and payable to the order of Lender.
“Obligated Party” means any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Obligations.
“Obligations” means the outstanding principal amount of the Loan and interest accrued thereon, and any and all other indebtedness, liabilities and obligations whatsoever of Borrower to Lender under the Note and/or the Security Instruments and all renewals, modifications and extensions thereof, plus interest accruing on any of the foregoing and all attorneys’ fees and costs incurred in the enforcement of any of the foregoing.
“Other Real Estate” means the real property owned by Bank as a result of foreclosure, deeds in lieu of foreclosure, or judicial process, or received as partial payment of a note, specifically excluding real estate occupied by Bank in the conduct of its ordinary course of business.
“Person” means any individual, firm, corporation, association, partnership, joint venture, trust or other entity, or Tribunal.
“Security Instruments” means any documents securing the Obligations, including, without limitation, the Amended Pledge Agreement, securing repayment of the Obligations.
“Subsidiary” means any corporation or bank of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of a majority of directors is owned or controlled, directly or indirectly, by Borrower, by Borrower with one or more Subsidiaries, or by just one or more Subsidiaries.
“Tax” and “Taxes” means all taxes, assessments, fees, or other charges from time to time or at any time imposed by any Laws or by any Tribunal.
“Texas Ratio” means the ratio of the Bank’s (i) Non-Performing Assets; divided by (ii)(A) Equity Capital; plus (B) reserves for loan losses.
“Tier 1 Leverage Ratio” means (i) with respect to Borrower, Borrower’s “Leverage ratio” as reported as item 7204 on Schedule HC-R Part 1 of Borrower’s Call Report; and (ii) with respect to the Bank, the Bank’s “Leverage ratio” as reported as item RCOA7204 on Schedule RC-R Part 1 of the Bank’s Call Report.
“Total Assets” has the meaning ascribed to it in 12 C.F.R. § 217.2.
“Tribunal” means any state, commonwealth, federal, foreign, territorial, regulatory, or other court or governmental department, commission, board, bureau, agency or instrumentality.
    1.2    Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof,”
“herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
ARTICLE II
LOAN, SECURITY AND CONDITIONS PRECEDENT
2.1The Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make advances from time to time under the Revolving Credit Commitment in the aggregate principal amount of up to $75,000,000.00 (the “Loan”), which shall be for the purpose of (i) repurchasing outstanding shares of Borrower’s capital stock; (ii) financing acquisitions, and (iii) other general corporate purposes, including capital augmentation. The Loan shall be structured as a revolving line of credit; Borrower may borrow, repay and re-borrow on the Loan for a period of twenty-four (24) months beginning on the Closing Date.
2.2The Note. The obligation of Borrower to pay the Loan shall be evidenced by the Note, bearing interest at the variable rate set forth therein. Borrower shall repay all amounts of principal and interest on the Loan in accordance with the terms of the Note, with the Maturity Date being as set forth therein.
2.3Security for the Loan. Any and all property which may hereafter be delivered to secure the Obligations shall be referred to herein as “Collateral.” The Loan shall be secured by the Collateral described in the Security Instruments, including, inter alia, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Bank.
2.4Conditions Precedent to Closing. The obligation of Lender to make advances on the Loan shall be subject to the following conditions:
(a)Loan Documents. The Note and the other Loan Documents shall have been duly executed by Borrower.
(b)Resolutions. Lender shall have received corporate resolutions of the Board of Directors of Borrower, certified by the Secretary or Assistant Secretary of Borrower, which resolutions authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents. Included in said resolutions or by separate document, the Lender shall receive a certificate of incumbency certified by the Secretary or Assistant Secretary of Borrower certifying the names of each officer authorized to execute this Agreement and the other Loan Documents on behalf of Borrower, together with specimen signatures of such officers.
(c)Certificate of Formation. Lender shall have received Borrower’s Certificate of Formation, and all amendments thereto (as amended, the “Certificate of Formation”), certified to be true and correct by the Secretary of Borrower, and the Certificate of Formation, and all amendments thereto, of the Bank. Within ten (10) Business Days after the change of the Bank’s legal name to Stellar Bank, Borrower hereby covenants and agrees to provide, or cause to be provided, a copy of any amendments to, or amendments and restatements of, the Bank’s Certificate of Formation, certified by the Texas Department of Banking.
(d)Bylaws. Lender shall have received Borrower’s Bylaws, and all amendments thereto (as amended, the “Bylaws”), certified to be true and correct by the Secretary of Borrower, and the Bylaws, and all amendments thereto, of the Bank.
(e)Government Certificates. Lender shall have received Certificates of Account Status and Existence for Borrower and the Bank, issued by the appropriate government authorities.

(f)Reserved.
(g)Financial Statements. Borrower and its Subsidiaries shall have each delivered to Lender such financial statements as shall have been requested by Lender, in form and substance satisfactory to Lender, in its sole discretion.
(h)Fees. Borrower shall pay a $75,000.00 loan origination fee to Lender plus all fees incurred by Lender in connection with the Loan, including without limitation, Lender’s attorneys’ fees.
(i)Additional Papers. Borrower shall have delivered to Lender such other documents, records, instruments, papers, opinions, and reports, as shall have been requested by Lender, to evidence the status or organization or authority of Borrower or to evidence or secure payment of the Obligations, all in form satisfactory to Lender and its counsel.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
To induce Lender to enter into this Agreement and upon which Lender has relied in entering into this Agreement and consummating the transactions herein described, Borrower represents and warrants to Lender as follows:
3.1Organization of Borrower. Borrower is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas. Borrower is duly authorized, qualified under all applicable Laws to conduct its businesses as presently conducted. Borrower has full power, capacity, authority and legal right to conduct the businesses in which it does now, and propose to, engage; and Borrower has full power, capacity, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement, and the other Loan Documents, to which it is a party, all of which have been duly authorized and approved by all necessary corporate action of Borrower.
3.2Litigation. No action, suit or proceeding against or affecting Borrower or any Subsidiary is known to be pending, or to the knowledge of Borrower threatened, in any court or before any governmental agency or department, which, if adversely determined, could result in a final judgment or liability of a material amount not fully covered by insurance, or which may result in any Material Adverse Change in the business, or in the condition, financial or otherwise, of Borrower or any Subsidiary. There are no outstanding judgments against Borrower or any Subsidiary.
3.3Compliance With Other Instruments. To the knowledge of Borrower, (i) there is no default in the performance of any material obligation, covenant, or condition contained in any agreement to which Borrower is a party which has not been waived in writing to which such obligation, covenant or condition is owed; (ii) neither Borrower nor any Subsidiary is in material default with respect to any Law of any Tribunal; and (iii) the execution, delivery and performance of this Agreement, the Note and the other Loan Documents by Borrower will not violate the provisions of any Law applicable to Borrower, Borrower’s Certificate of Formation or Bylaws, or any order or regulation of any governmental authority to which the Borrower is subject will not conflict with or result in a material breach of any of the terms of any agreement or instrument to which Borrower is a party or by which Borrower is bound, or constitute a default thereunder, or result in the creation of a lien, charge, or encumbrance of any nature upon any of Borrower’s properties or assets.
3.4No Default. No Event of Default specified in ARTICLE VI has occurred and is continuing.

3.5Corporate Authorization. Borrower’s Board of Directors has duly authorized the execution and delivery of this Agreement and the other Loan Documents to which it is a party and the performance of their respective terms and no consent of the stockholders of Borrower or any other Person is a prerequisite thereto or if a prerequisite thereto, the same has been duly obtained. This Agreement and all other Loan Documents are valid, binding, and enforceable obligations of Borrower in accordance with their respective terms.
3.6Disclosure. Neither this Agreement nor any other document, certificate, Loan Document or statement furnished to Lender by or on behalf of Borrower in connection herewith is known to contain any untrue statement of a material fact or, to the knowledge of Borrower, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.
3.7Federal Reserve Board Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock except as otherwise disclosed in writing to Lender. Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause Borrower’s execution of this Agreement to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
3.8Stock and Stock Agreements. Neither Borrower nor any Subsidiary has any class or series of capital stock issued and outstanding other than common stock. Further, Borrower has furnished to Lender copies of all buy-sell agreements, stock redemption agreements, voting trust agreements and all other agreements and contracts involving the stock of Borrower and/or each of its Subsidiaries to which Borrower or any Subsidiary is a party and there are not now any agreements or terms of any agreements to which Borrower or any Subsidiary is a party which alter, impair, affect or abrogate the rights of Lender or the Obligations of Borrower under this Agreement or any other Loan Document.
3.9Financial Statements. The consolidated financial statements of Borrower, dated as of September 30, 2022, and furnished to Lender, were prepared in accordance with regulatory accounting principles or GAAP, as indicated upon such statements, and such statements fairly present, as appropriate, the consolidated financial conditions and the results of operations of Borrower as of, and for the portion of the fiscal year ending on, the date or dates thereof. There were no material adverse events or liabilities, direct or indirect, fixed or contingent, of Borrower as of the date or dates of such financial statements and known to Borrower, which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents and transactions heretofore disclosed in writing to Lender, there have been no Material Adverse Changes in the respective financial conditions of Borrower and/or its Subsidiaries from those shown in such financial statements between such date or dates and the date hereof.
3.10Taxes. All federal, state, foreign, and other Tax returns of Borrower and each Subsidiary required to be filed have been filed, and all federal, state, foreign, and Taxes are shown thereon as owing have been paid. Borrower does not know of any pending audit or investigation of Borrower and/or any Subsidiary with any taxing authority.
3.11Title to Assets. Borrower owns one hundred percent (100%) of the issued and outstanding capital stock of the Bank, free of any lien or claim or any right or option on the part of any third person to purchase or otherwise acquire such assets or any part thereof. Borrower shall not grant any lien or claim on its assets to a third party without the prior written consent of Lender.
3.12Use of Loan Proceeds. All Loan proceeds or funds furnished by Lender to Borrower pursuant to this Agreement shall be used solely for the purpose specified in ARTICLE II of this Agreement.
ARTICLE IV
AFFIRMATIVE COVENANTS
While any part of the Obligations remain unpaid, and unless otherwise waived in writing by Lender, Borrower covenants as follows:
4.1Accounts, Reports and Other Information. Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with regulatory accounting principles or GAAP, as applicable, and Borrower shall furnish to Lender the following:
(j)Quarterly Information. As soon as available, but no more than sixty (60) days after the end of each fiscal quarter, (i) internally prepared interim financial statements for the immediately preceding fiscal quarter, including copies of Borrower’s FR Y-9C and FR Y9LP submitted to the Board of Governors of the Federal Reserve System; (ii) a certificate delivered by an executive officer of Borrower to Lender setting forth the information required to establish whether Borrower and its Subsidiaries were in compliance with the financial covenants and ratios set forth in ARTICLES IV and V hereof during the period covered and that signer or signers have reviewed the relevant terms in this Agreement and have made, or caused to be made under their supervision, a review of the transactions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate and that such review has not disclosed any Event of Default, or material violation or breach in the due observance of any covenant, agreement or provision of this Agreement; and (iii) such other information as Lender shall reasonably request.
(k)Annual Information. As soon as available, but no more than one hundred twenty (120) days after the end of each fiscal year (i) an opinion by an independent certified public accountant selected by Borrower, which opinion shall state that said consolidated financial statements included therein have been prepared in accordance with GAAP and that such accountant’s audit of such financial statements has been made in accordance with generally accepted auditing standards and that said financial statements present fairly the consolidated financial condition of Borrower and the results of its operations; and (ii) such other information as Lender may reasonably request.
(l)Other Reports and Information. As soon as available, copies of all other financial and other statements, reports, correspondence, notices and information of Borrower and each Subsidiary as may be requested, in form and substance reasonably satisfactory to Lender. Borrower shall add Lender to its shareholder mailing list which will allow it to receive copies of correspondence with its shareholders, including, but not limited to, all of Borrower’s annual reports.
4.2Existence. Borrower shall, and shall cause each of its insured depository institution Subsidiaries to, maintain their respective existence as they presently exist, and all of their respective privileges, franchises, agreements, qualifications and rights that are necessary or desirable in the ordinary course of business. Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve their respective good standing with all Tribunals.

4.3Observance of Terms. Borrower shall (i) pay the principal and interest on the Loan in accordance with the terms of the Note and the other Loan Documents; and (ii) observe, perform, and comply with every covenant, term and condition herein expressed or implied on the part of Borrower to be observed, performed or complied with.
4.4Compliance With Applicable Laws. Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all applicable Laws of any Tribunal.
4.5Inspection. Upon prior reasonable notice and at the convenience of Borrower, Borrower shall, and shall cause each Subsidiary to, permit an officer in the Correspondent Banking Department of Lender to visit, review and/or inspect any of its properties and assets at any reasonable time and to examine all books of account, records, reports, examinations and other papers (subject to applicable confidentiality requirements), to make copies therefrom at the expense of Borrower, and to discuss the affairs, finances and accounts of Borrower and each Subsidiary with their respective employees and officers at all such reasonable times and as often as may be reasonably requested.
4.6Change. Borrower shall promptly notify Lender of (i) all litigation affecting Borrower or any Subsidiary which is not (in the reasonable judgment of Borrower) adequately covered by insurance and which could have a material adverse effect on the financial condition or operations of the Borrower; and (ii) any other matter which could have a material adverse effect on the financial condition or operations of Borrower or any Subsidiary.
4.7Payment of Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay all lawful Taxes imposed upon them or upon their income or profits or upon any of their property before the same shall be delinquent; provided, however, that neither Borrower nor any Subsidiary shall be required to pay and discharge any such Taxes (i) so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and such liable party shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes before any of its property shall be sold to satisfy any lien which has attached as a security therefor; and (ii) if Lender has been notified of such proceedings.
4.8Insurance. Borrower shall, and shall cause each Subsidiary to, keep all property of a character usually insured by Persons engaged in the same or similar businesses, adequately insured by financially sound and reputable insurers, and shall furnish Lender evidence of such insurance immediately upon request in form satisfactory to Lender.
4.9Compliance with ERISA. Borrower shall, and shall cause each Subsidiary to, comply, as applicable, in all material respects, with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and furnish to Lender, upon Lender's request, such information concerning any plan of Borrower or any Subsidiary subject to ERISA as may be reasonably requested. Borrower shall for itself, and on behalf of each Subsidiary, notify Lender immediately of any fact or action arising in connection with any plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee or administrator for such plan.
4.10Financial Condition. Subject to the provisions of ARTICLE V hereof, Borrower shall cause each of its insured depository institution Subsidiaries to maintain the ratios of loans to deposits, loan loss reserves and liquidity at percentages acceptable to all Tribunals having jurisdiction over such Subsidiaries.
4.11Maintenance of Priority of Liens. Borrower shall, and shall cause each Subsidiary to, perform such acts and shall duly authorize, execute, acknowledge, deliver, file,

and record such additional assignments, security agreements, and other agreements, documents, instruments, and certificates as Lender may deem reasonably necessary or appropriate in order to perfect and maintain any and all security interests created in favor of Lender in the Security Instruments.
4.12FDIC Insurance. Borrower shall cause Bank (and any other insured depository institution Subsidiary) to maintain federal deposit insurance with the Federal Deposit Insurance Corporation.
4.13Notices. Borrower shall, and shall cause each Subsidiary to, promptly notify Lender of (i) the occurrence of an Event of Default, or of any event that with notice or lapse of time or both would or in the reasonable judgment of Borrower could, cause or result in an Event of Default; (ii) the commencement of any action, suit, or proceeding against Borrower or any Subsidiary that might in the reasonable judgment of Borrower have a material adverse effect on the business, financial condition, or operations of Borrower or any Subsidiary; and (iii) any other matter that might in the reasonable judgment of Borrower have a material adverse effect on the business, financial condition, or operations of Borrower or any Subsidiary.
4.14Stellar Bank. The parties acknowledge and agree that the Bank intends to change its legal name to “Stellar Bank” (“Stellar Bank”) as soon as it becomes reasonably practicable to do so. In connection therewith, Borrower hereby covenants and agrees as follows: (i) the change of the Bank’s name to Stellar Bank will not affect the capitalization or number or classes of shares of capital stock issued or authorized for issuance of the Bank; (ii) Borrower will remain the record and beneficial owner and holder of 100% of the issued and outstanding shares of the Bank’s capital stock; and (iii) within ten (10) Business Days after the name change is completed, Borrower will deliver to Lender for safekeeping, at Lender’s address for notice provided herein, a new stock certificate issued by Stellar Bank to Borrower evidencing Borrower’s ownership of 100% of the issued and outstanding shares of capital stock of the Bank and a related stock power executed in blank by Borrower, whereupon Lender agrees to promptly return to Borrower the stock certificate issued by Allegiance Bank and the related stock power executed by Borrower.
ARTICLE V
NEGATIVE COVENANTS
While any part of the Obligations remain unpaid and unless waived in writing by Lender:
5.1Reserved.
5.2Debt Service Coverage Ratio. Borrower shall maintain a ratio of Cash Flow to Debt Service of not less than 1.25 to 1.00, to be calculated on a quarterly basis, as of the end of the immediately preceding four (4) fiscal quarters of Borrower. For purposes of this covenant, “Cash Flow” means (i) consolidated Net Income; plus (ii) (ii) unconsolidated interest expense; minus (iii) unconsolidated distributions and dividends; and “Debt Service” means (i) unconsolidated interest expense; plus (ii) scheduled principal payments corresponding to the cash flow measurement period.
5.3 Texas Ratio. Borrower shall not permit the Texas Ratio of the Bank to at any time exceed twenty-five percent (25.00%), to be calculated on a quarterly basis, at the end of each fiscal quarter.
5.4Tier 1 Leverage Ratio. Borrower shall not permit (i) its Tier 1 Leverage Ratio at any time be less than seven percent (7%); and (ii) the Tier 1 Leverage Ratio of the Bank to at any time be less than seven percent 7%), each to be calculated on a quarterly basis, at the end of each fiscal quarter for Borrower and the Bank, respectively.

5.5Testing of Financial Covenants and Ratios; Compliance Certificates. Except as otherwise set forth above, all covenants and/or ratios will be calculated on a consolidated basis at the end of each reporting period for which Lender requires financial statements (including, without limitation, any required brokerage statements or liquidity reports) from Borrower pursuant to the terms of this Agreement or any other Loan Document, using the year-to-date results for such reporting period stated or set forth in said financial statements. Concurrently with the delivery of any financial statements required by the terms of this Agreement or any other Loan Document, Borrower shall provide Lender with a compliance certificate (the “Compliance Certificate”), in form acceptable to Lender, certified by a Managerial Official of Borrower certifying that as of the date of such Compliance Certificate: (i) the financial covenants set forth above for the applicable period immediately preceding the date of the Compliance Certificate are as stated in the Compliance Certificate and including such financial documentation or other backup information as Lender may require; (ii) no Material Adverse Change has occurred since the date hereof, or, if a Material Adverse Change shall have occurred, a specification in detail of the nature and duration of any Material Adverse Change; (iii) no Default or Event of Default shall have occurred and be continuing or, if any Default or Event of Default shall have occurred and be continuing, a specification in detail of the nature and period of existence of such Default or Event of Default and any action taken or proposed to be taken by Borrower to remedy such circumstance; and (iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all respect on and as of the date of the Compliance Certificate (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), or, if such representations and warranties shall not be true and correct, a specification in detail of the nature the inaccuracy of such representation and/or warranty.
5.6Dividends. Upon the occurrence and during the continuation of an Event of Default Borrower shall not declare or pay any dividends, make any payment on account of any class of the capital stock of Borrower now or hereafter outstanding, or make any distribution of cash or property to holders of any shares of such stock.
5.7Business. Borrower and each Subsidiary shall not engage, directly or indirectly, in any business other than the businesses permitted by statute and the regulations of the appropriate governmental and regulatory agencies or Tribunals.
5.8Negative Pledge, Disposition of Assets. Borrower shall not pledge, assign, or otherwise transfer any capital stock of the Bank or any other Subsidiary, or any interest therein, to any other Person without the prior written consent of the Lender. Borrower shall not, nor shall Borrower permit any Subsidiary to, sell, lease, pledge, or otherwise dispose of their assets or investments, except in the ordinary course of business and for full and fair consideration.
5.9Limitation on Debt. Without the prior written consent of Lender, Borrower shall not, and shall not allow any Subsidiary to, create, incur, become liable in any manner in respect of, or suffer to exist, any debt for borrowed money in excess of $1,000,000, except:
(m)Indebtedness evidenced by the Note and the other Loan Documents;
(n)Indebtedness, if any, acquired by Borrower as a result of the merger with or acquisition of any other bank or bank holding company;
(o)Except as otherwise prohibited hereunder and under the other Loan Documents, indebtedness secured by a purchase money security interest;
(p)And deposits as such term is defined under 12 U.S.C. § 1813(l);

(q)Any future issuances of Floating Rate Cumulative Trust Preferred Securities;
(r)Any future issuances of Junior Subordinated Notes; or
(s)Indebtedness consisting of Fed Funds purchased, repurchase agreements, Federal Reserve borrowings or FHLB advances, in the aggregate, in excess of twenty percent (20%) of Total Assets.
5.10Prepayment of Debt. Borrower shall not, and shall not permit its Subsidiaries to, prepay any indebtedness, other than the debt created under this Agreement, or incurred in the ordinary course of business before the same becomes due.
5.11Acquisitions, Mergers, and Dissolutions. Borrower shall not, and Borrower shall not permit any Subsidiary to, directly or indirectly, acquire all or any substantial portion of the property, assets, or stock of, or interest in, any Person, or merge or consolidate with any Person, or dissolve or liquidate except in the ordinary course of business without notifying Lender within thirty (30) days before the closing.
5.12Issuance of Stock. No Subsidiary shall authorize or issue shares of capital stock of any class, common or preferred, or any warrant, right or option pertaining to its capital stock or issue any security convertible into capital stock, except for any issued to Borrower by any Subsidiary. For the avoidance of doubt, the issuance by the Bank of a new stock certificate in the name of Stellar Bank, by itself, shall not constitute the issuance or authorization for issuance of any additional shares of capital stock by the Bank.
ARTICLE VI
DEFAULT
6.1Events of Default. Each of the following shall be deemed an “Event of Default”:
(t)Failure by Borrower to pay or perform any part or component of the Obligations, when due or declared due;
(u)Any representation or warranty made or deemed made by Borrower or any other Person in any Loan Documents, or in any certificate or financial or other statement furnished at any time to Lender by or on behalf of Borrower shall be false, misleading or erroneous in any material respect as of the date made, deemed made, or furnished;
(v)Failure to (i) observe, perform or comply with any of the covenants, terms, or agreements contained in Sections 4.1(a), 4.1(b), 4.2, 4.3(i), 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.12, 4.13, 4.14 or ARTICLE V of this Agreement; or (ii) observe, perform or comply with any of the other covenants, terms or agreements contained in this Agreement or any other Loan Document and such failure shall remain unremedied for a period of thirty (30) days after the occurrence thereof;
(w)Failure by Borrower or any Subsidiary to pay any of its material indebtedness as the same becomes due or within any applicable grace period (other than indebtedness being actively contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles);
(x)Borrower or any Subsidiary shall file a petition for bankruptcy, liquidation or any answer seeking reorganization, rearrangement, readjustment of its debts or for any other relief under any applicable bankruptcy, insolvency, or similar act or Law, now or hereafter existing, or any action consenting to, approving of, or acquiescing in, any such petition or proceeding; or the appointment by consent or acquiescence of, a receiver, trustee, liquidator, or custodian for all or a substantial part of its property; or the making of an assignment for the benefit of creditors; or the inability to pay its debts as they mature; or take any corporate action to authorize any of the foregoing;
(y)Filing of an involuntary petition against Borrower or any Subsidiary seeking reorganization, rearrangement, readjustment or liquidation of its debts or for any other relief under any applicable bankruptcy, insolvency or other similar act or Law, now or hereafter existing, or the involuntary appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property, and such involuntary proceeding or appointment remains unvacated, undismissed or unstayed for a period of ninety (90) days; or the issuance of a writ of attachment, execution, sequestration or similar process against any part of its property and same remains unbonded, undischarged, or undismissed for a period of thirty (30) days from the date of notice; or
(z)Final judgment for the payment of money shall be rendered against Borrower or any Subsidiary and the same shall remain undischarged for a period during which execution shall not be effectively stayed;
(aa)A change in control (as such or similar term is used in the Financial Institutions Regulatory and Interest Rate Control Act) of any Subsidiary shall occur, or action to change such control shall be commenced, without the prior written consent of Lender;
(ab)This Agreement or any other Loan Document shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents;
(ac)Receipt by any Subsidiary of a notice from the Federal Deposit Insurance Corporation of intent to terminate status as an insured bank;
(ad)The filing by any Subsidiary of an application for relief pursuant to section 13(c) of 13(i) of the Federal Deposit Insurance Act, as amended, or similar relief from any Tribunal;
(ae)The filing by any Subsidiary of an application for capital forbearance from any Tribunal; or
(af)The filing or notice from any Tribunal of regulatory enforcement action (including, without limitation, a cease and desist order, written agreement, memorandum of understanding or board resolution) against the Borrower or any Subsidiary.
6.2Remedies Upon Default. Upon the occurrence of any Event of Default set forth in Section 6.1, at the option of Lender, the obligation of Lender to extend credit to Borrower pursuant hereto shall immediately terminate and the principal of and interest accrued on the Note if not earlier demanded, shall be immediately and automatically forthwith DEMANDED and due and payable without any notice or demand of any kind, and the same shall be due and payable immediately without any notice, presentment, acceleration, demand, protest, notice of acceleration, notice of intent to accelerate, notice of intent to demand, notice of protest or notice of any kind (except notice required by Law which has not been waived herein), all of which are hereby waived. Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in Law or in equity, under any Loan Document or otherwise.

ARTICLE VII
MISCELLANEOUS
7.1Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and delivered in person or mailed, postage prepaid, certified mail, return receipt requested, addressed as follows:
If intended for Borrower or any Subsidiary, to:
Stellar Bancorp, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Attn: Robert R. Franklin, Jr.
If intended for Lender, to:
Frost Bank
P.O. Box 1600
San Antonio, Texas 78296
Attn: Cliff McCauley
or to such other person or address as either party shall designate to the other from time to time in writing forwarded in like manner. All such notices, requests, consents and demands shall be deemed to have been given or made when delivered in person, or if mailed, when deposited in the mail.
7.2Place of Payment. All sums payable hereunder to Lender shall be paid at Lender’s banking office at P.O. Box 34746, San Antonio, Texas 78265. If any payment falls due on other than a Business Day, then such due date shall be extended to the next succeeding Business Day, and such amount shall be payable in respect to such extension.
7.3Survival of Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement in the making of the Loan. All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties made by Borrower.
7.4No Waiver. No waiver or consent by Lender with respect to any act or omission of Borrower or any Subsidiary on one occasion shall constitute a waiver or consent with respect to any other act or omission by Borrower or any Subsidiary on the same or any other occasion, and no failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.
7.5Accounting Terms. All accounting and financial terms used herein, and the compliance with each covenant herein which relates to financial matters, shall be determined in accordance with regulatory accounting principles or GAAP.
7.6Lender Not In Control. None of the covenants or other provisions contained in the Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs and/or management of Borrower or any Subsidiary, the power of Lender being limited to those rights generally given to Lenders; provided that, if Lender becomes the owner of any stock or other equity interest in Borrower or any Subsidiary whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by being an owner of such stock, or other equity interest in Borrower or any Subsidiary.
7.7Joint Venture, Partnership, Etc. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, constitute or create a joint venture, partnership or any other association, affiliation, or entity between Borrower or any Subsidiary and Lender.
7.8Successors and Assigns. All covenants and agreements contained in this Agreement and all other Loan Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither Borrower nor any Subsidiary may assign its rights herein, in whole or in part.
7.9Expenses. Borrower agrees to reimburse Lender for its out-of-pocket expenses, including reasonable attorneys' fees, up to a maximum of $10,000.00, in connection with the negotiation, preparation, administration and enforcement of this Agreement or any of the Loan Documents, making the Loan hereunder, and in connection with amendments, consents and waivers hereunder.
7.10Governing Law. THIS AGREEMENT, THE NOTE, AND ALL OTHER LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT FEDERAL LAWS MAY APPLY. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMED IN SAN ANTONIO, BEXAR COUNTY, TEXAS.
7.11Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part of this Agreement; and remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
7.12Modification or Waiver. No modification or waiver of any provision of this Agreement, the Note, or any Loan Documents shall be effective unless such modification or waiver shall be in writing and executed by a duly authorized officer of Lender.
7.13Right of Setoff. Nothing in this Agreement shall be deemed a waiver of Lender’s right of Lender’s banker’s lien or setoff.
7.14Release. Lender will not be liable to Borrower for any claim arising from or relating to any of the Loan Documents or any transactions contemplated thereby except upon proof of Lender's gross negligence or willful misconduct or willful breach of its agreements.
7.15Waiver of DTPA. Neither the Borrower nor its Subsidiary is in a significantly disparate bargaining position and they have both been represented by legal counsel in this transaction. The Borrower and its Subsidiaries hereby waive the applicability of the Texas Deceptive Trade Practices Act (other than Section 17.555) to the transaction and any and all rights or remedies that may be available to the Borrower or any Subsidiary in connection with this transaction.

7.16Counterparts, Faxes. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument. If any Loan Document is transmitted by facsimile machine (“fax”), it shall be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of fax shall be considered for all purposes as an original document and shall have the same binding effect as an original document.
7.17Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
7.18Maximum Interest Rate. No provision of this Agreement or of the Note shall require the payment or the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Note or otherwise in connection with this loan transaction, the provisions of this Section 7.18 shall govern and prevail and Borrower shall not be obligated to pay the excess amount of such interest or any other excess sum paid for use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the Highest Lawful Rate shall be applied as a payment and reduction of the principal of the Loan evidenced by the Note; and, if the principal of the Note has been paid in full, any remaining excess shall forthwith be paid to Borrower.
7.19Assignment, Participation, or Pledge by Lender. Lender may from time to time, without notice to Borrower (i) pledge or encumber or assign to any one or more Persons (including, but not limited to, one or more of Lender’s affiliates, subsidiaries, or subsidiaries of Lender’s affiliates) all of Lender’s right, title and interest in and to this Agreement, the Loan Documents and/or collateral, if any, securing the Loan; or (ii) sell, to any one or more Persons, a participation or joint venture interest in all or any part of Lender’s right, title, and interest in and to this Agreement, the Loan Documents and/or such collateral, if any; and Borrower hereby expressly consents to any such future transaction. Each participant or joint venturer shall be entitled to receive all information regarding the creditworthiness of Borrower, including, without limitation, all information required to be disclosed to a participant or joint venturer pursuant to any Law of any Tribunal.
7.20Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this Agreement. Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or affiliates, as applicable, is a person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such person. Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Agreement on behalf of any person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representations and warranties
7.21ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT, UNDERSTANDING, REPRESENTATIONS AND WARRANTIES OF THE PARTIES HERETO AND SUPERSEDE

ALL PRIOR AGREEMENTS, ARRANGEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES. SHOULD A CONFLICT IN ANY TERMS, CONDITIONS OR COVENANTS EXIST BETWEEN THIS AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THIS AGREEMENT SHALL BE CONTROLLING.
7.22AMENDMENT AND RESTATEMENT.
(a)Notwithstanding anything to the contrary, the parties hereto hereby acknowledge and agree as follows:
(i)The Original Loan Agreement was amended and restated, and replaced, in its entirety by the First Amended Loan Agreement on and as of December 13, 2018 (but the First Amended Loan Agreement was not executed in novation of the Original Loan Agreement), and all obligations under the Original Loan Agreement as of such date were continued and remained outstanding obligations under the First Amended Loan Agreement as of such date;
(ii)The First Amended Loan Agreement was amended and restated, and replaced, in its entirety by the Second Amended Loan Agreement on and as of December 13, 2019 (but the Second Amended Loan Agreement was not executed in novation of the First Amended Loan Agreement), and all obligations under the First Amended Loan Agreement as of such date were continued and remained outstanding obligations under the Second Amended Loan Agreement as of such date;
(iii)The Second Amended Loan Agreement was amended by the First Amendment to Second Amended Loan Agreement on and as of December 13, 2021 (but the First Amendment to Second Amended Loan Agreement was not executed in novation of the Second Amended Loan Agreement), and all obligations under the Second Amended Loan Agreement as of such date were continued and remained outstanding obligations under the Second Amended Loan Agreement, as amended by the First Amendment to Second Amended Loan Agreement as of such date;
(iv)The Original Note was amended and restated, and replaced, in its entirety by the First Renewal Note on and as of December 13, 2018 (but the First Renewal Note was not executed in novation of the Original Note), and all obligations under the Original Note as of such date were continued and remained outstanding obligations under the First Renewal Note as of such date;
(v)The First Renewal Note was amended and restated, and replaced, in its entirety by the Second Renewal Note on and as of December 13, 2019 (but the Second Renewal Note was not executed in novation of the First Renewal Note), and all obligations under the First Renewal Note as of such date were continued and remained outstanding obligations under the Second Renewal Note as of such date;
(vi)The Second Renewal Note was amended and restated, and replaced, in its entirety by the Third Renewal Note on and as of December 13, 2021 (but the Third Renewal Note was not executed in novation of the Second Renewal Note), and all obligations under the Second Renewal Note as of such date were continued and remained outstanding obligations under the Third Renewal Note as of such date;
(vii)The Original Pledge Agreement was amended and restated, and replaced, in its entirety by the Amended Pledge Agreement on and as of November 17, 2022 (but the Amended Pledge Agreement was not executed in novation of the Original Pledge

Agreement), and all obligations under the Original Pledge Agreement as of such date were continued and remained outstanding obligations under the Amended Pledge Agreement as of such date;
(b)The parties hereto hereby agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
(i)That (A) the Second Amended Loan Agreement (as amended by the First Amendment to Second Amended Loan Agreement and as amended, restated, amended and restated, supplement or otherwise modified from time to time prior to the date hereof, collectively, the “Existing Loan Agreement”) shall be amended and restated, and replaced, in its entirety by this Agreement (and this Agreement is not executed in novation of the Existing Loan Agreement), and (B) the Third Renewal Note shall be amended and restated, and replaced, in its entirety by the Note (and the Note is not executed in novation of the Third Renewal Note);
(ii)(A) All Obligations under the Existing Loan Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder, and (B) all Obligations under the Third Renewal Note outstanding on the Closing Date shall in all respects be continuing and shall be deemed to be Obligations outstanding under the Note;
(iii)The Amended Pledge Agreement and the liens created thereunder in favor of Lender and securing the Obligations shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed;
(iv)(A) All references in the other Loan Documents to the Existing Loan Agreement shall be deemed to refer without further amendment to this Agreement, (B) all references in the other Loan Documents to the Third Amended Note shall be deemed to refer with amendment to the Note, and (C) all references in the other Loan Documents to the Loan Documents shall be deemed to refer without further amendment to the Loan Documents;
(v)If any amounts of principal, and/or accrued and unpaid interest, on the Loan (as defined in the Existing Loan Agreement) are outstanding under the Existing Loan Agreement on the Closing Date, then Lender shall make Loans on the Closing Date, the proceeds of which shall be applied by Lender to prepay all amounts of outstanding principal and accrued and unpaid interest on the Loan under (and as defined in) the Existing Loan Agreement, in an amount necessary such that immediately after giving effect thereto Lender holds the outstanding balance of the Loan hereunder.
[Signature page follows.]

IN WITNESS HEREOF, Borrower and Lender, by and through their duly authorized officers, have caused this Agreement to be executed the day and year first above written.

BORROWER:	LENDER:
STELLAR BANCORP, INC., a Texas corporation	FROST BANK, a Texas state bank
By: /s/ Cliff McCauley
By: /s/ Robert R. Franklin, Jr.	Name: Cliff McCauley
Robert R. Franklin, Jr., Chief Executive Officer	Its: Senior Executive Vice President